Exhibit 99.1

Genworth Financial Announces Third Quarter 2014 Earnings Results

Richmond, VA (November 5, 2014) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended September 30, 2014.

Third Quarter Financial and Operational Developments

•	Completes long term care insurance (LTC) comprehensive claim reserve review, resulting in a reserve increase of $531 million and an after-tax earnings charge of $345 million

•	Announces annual goodwill results and records noncash charge of $517 million after-tax

•	Solid capital positions retained across all businesses and significant holding company liquidity

•	Strong loss performance in Canada and Australia

The company reported a net loss1 of $844 million, or $1.70 per diluted share, compared with net income of $108 million, or $0.22 per diluted share, in the third quarter of 2013. The net operating loss2 for the third quarter of 2014 was $317 million, or $0.64 per diluted share, compared with net operating income of $139 million, or $0.28 per diluted share, in the third quarter of 2013. The net loss and net operating loss in the quarter reflected the completion of the company’s review of its LTC claim reserves that resulted in an increase to claim reserves of $531 million pre-tax or $345 million after-tax. The net loss in the quarter also reflected the completion of the company’s annual goodwill impairment analysis that resulted in after-tax goodwill impairments of $517 million in its life and long term care insurance businesses.

“While we remain encouraged by our Global Mortgage Insurance Division performance, which continues to show strength, we are very disappointed by our U.S. Life Insurance Division results. We continue to believe our LTC strategy is the best option for Genworth, but the turnaround in this business will be more difficult and prolonged because of the poor performance of the older generation products,” said Tom McInerney, President and CEO. “Despite this setback, we remain steadfast in our commitment to transform this business.”

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income (Loss) & Net Operating Income (Loss)
	Three months ended September 30
	(Unaudited)
	2014		2013
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss) available to Genworth’s common stockholders	$(844)	$(1.70)	$108	$0.22	NM	[3]
Adjustment: Net income attributable to noncontrolling interests in Australia MI	23	0.05	N/A	N/A	N/A

Net income (loss) available to Genworth’s common stockholders before net income attributable to noncontrolling interests in Australia MI2	$(821)	$(1.65)	$108	$0.22	NM	[3]

Net operating income (loss)	$(317)	$(0.64)	$139	$0.28	NM	[3]
Adjustment: Net operating income attributable to noncontrolling interests in Australia MI	23	0.05	N/A	N/A	N/A

Net operating income (loss) before net operating income attributable to noncontrolling interests in Australia MI2	$(294)	$(0.59)	$139	$0.28	NM	[3]

Weighted average diluted shares[4]	496.6		499.3
Book value per share	$30.54		$29.55
Book value per share, excluding accumulated other comprehensive income (loss)	$22.62		$23.60

During the third quarter of 2014, the company completed its annual goodwill impairment analysis. As a result of the company’s focus on transitioning to higher return permanent products, including universal life, indexed universal life and linked benefit products, which are expected to ramp up over time, and reducing its dependence on lower margin, capital intensive term life insurance products resulting in lower projected overall sales, the company recorded an after-tax goodwill impairment of $350 million in the life insurance business, and has a remaining goodwill balance of $145 million in that business. Additionally, as a result of a reduced overall market size, the company’s transition to new products, higher expected use of LTC reinsurance on new business as well as higher expected claim costs, the company recorded an after-tax goodwill impairment of $167 million in the long term care insurance business, and has a remaining goodwill balance of $154 million in that business.

[3]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.
[4]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the company’s loss for the three months ended September 30, 2014, the company was required to use basic weighted average common shares outstanding in the calculation of diluted loss per share, as the inclusion of shares for stock options, restricted stock units and stock appreciation rights would have been antidilutive to the calculation. If the company had not incurred a loss during the quarter, dilutive potential weighted average common shares outstanding would have been 502.0 million.

Net investment losses, net of taxes and other adjustments, were $10 million in the quarter, compared to $13 million in the prior year. Total investment impairments, net of taxes, were $4 million in the current quarter and $3 million in the prior year.

On May 21, 2014, the company completed the minority initial public offering (IPO) of 33.8 percent of its Australian mortgage insurance (MI) business and as a result, net income attributable to noncontrolling interests in the Australian MI business was $23 million in the current quarter and $11 million in the prior quarter. The company’s net loss before net income attributable to noncontrolling interests in the Australia MI business was $821 million, or $1.65 per diluted share, in the third quarter of 2014 compared with net income available to Genworth’s common stockholders of $108 million, or $0.22 per diluted share, in the third quarter of 2013. The company’s net operating loss before net operating income attributable to noncontrolling interests in the Australia MI business for the third quarter of 2014 was $294 million, or $0.59 per diluted share, compared with net operating income of $139 million, or $0.28 per diluted share, in the third quarter of 2013.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss) (Amounts in millions)	Q3 14	Q2 14	Q3 13
U.S. Life Insurance Division:
U.S. Life Insurance	$(322)	$69	$111

Total U.S. Life Insurance Division	(322)	69	111

Global Mortgage Insurance Division:
International Mortgage Insurance	87 [5]	97 [5]	90
U.S. Mortgage Insurance (U.S. MI)	(2)	39	(3)

Total Global Mortgage Insurance Division	85	136	87

Corporate and Other Division:
International Protection	3	2	4
Runoff	5	15	25
Corporate and Other	(88)	(64)	(88)

Total Corporate and Other Division	(80)	(47)	(59)

Total Net Operating Income (Loss)	$(317)	$158	$139

Net operating income (loss) excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

[5]	Excludes net income attributable to noncontrolling interests in the Australia MI business of $23 million and $11 million, respectively, in the third quarter of 2014 and second quarter of 2014 related to the Australia MI IPO completed on May 21, 2014.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the third quarter of 2014 was a favorable impact of $1 million versus the prior quarter and an unfavorable impact of $1 million versus the prior year.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating loss was $322 million, compared with net operating income of $69 million in the prior quarter and $111 million a year ago.

U.S. Life Insurance Division
Net Operating Income (Loss) (Amounts in millions)	Q3 14	Q2 14	Q3 13
U.S. Life Insurance
Life Insurance	$13	$39	$54
Long Term Care Insurance	(361)	6	41
Fixed Annuities	26	24	16

Total U.S. Life Insurance	(322)	69	111

Total U.S. Life Insurance	$(322)	$69	$111

Sales (Amounts in millions)	Q3 14	Q2 14	Q3 13
U.S. Life Insurance
Life Insurance
Term Life	$13	$14	$5
Term Universal Life	—	—	—
Universal Life	11	7	5
Linked Benefits	4	5	2
Long Term Care Insurance
Individual	28	24	37
Group	1	2	3
Fixed Annuities	371	429	760

Account Value (Amounts in millions)	Q3 14	Q2 14	Q3 13
Fixed Annuities	$19,156	$19,209	$18,367

U.S. Life Insurance Division

Key Points

•	U.S. Life Insurance Division net operating loss was $322 million, compared with net operating income of $69 million in the prior quarter and $111 million a year ago. The net operating loss reflects the completion of the company’s review of its long term care insurance claim reserves that resulted in an increase to claim reserves of $531 million pre-tax or $345 million after-tax.

•	Compared to the prior quarter, sales of life insurance and individual LTC products were higher but fixed annuities were lower.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 445 percent[6], down from approximately 490 percent at the end of the second quarter of 2014.

•	As of October 31, 2014, 47 states have approved the initial round of premium rate increases as part of the 2012 in force premium rate action. The company continues to expect to achieve $250 to $300 million of premium increases when fully implemented.

•	In September 2013, the company announced that it began filing for LTC premium rate increases on certain Privileged Choice® and Classic Select® policies sold between 2003 and 2012. As of October 31, 2014, 22 states have approved these rate increases.

Life Insurance

Life insurance net operating income was $13 million, compared with $39 million in the prior quarter and $54 million in the prior year. Mortality performance was $16 million unfavorable compared to the prior quarter and $19 million unfavorable compared to the prior year. Results in the quarter included lower variable investment income, driven mainly by a current quarter impact of $8 million after-tax from prepayment speed assumption updates related to holdings of residential mortgage backed securities. During the quarter, the company performed its annual assumption unlocking of mortality and interest assumptions for its term universal and universal life insurance products, which benefitted earnings in the quarter by $7 million primarily impacting reserves and deferred acquisition costs. Results in the quarter were also negatively impacted by $9 million from charges related to three items, including a reinsurance treaty recapture, an incurred but not reported reserve correction and a deferred premium asset write-off. Prior year results included a net benefit of $17 million from favorable unlocking and other adjustments.

Sales of $28 million increased versus the prior quarter and prior year. The company is transitioning to a broader portfolio of competitive permanent products, with a greater focus on universal life, indexed universal life and linked benefit products. The company has experienced sales growth in these products, along with the industry, and expects sales to continue growing over time. Linked benefit product deposits were $47 million in the quarter, up from $42 million in the prior quarter and $26 million in the prior year.

[6]	Company estimate for the third quarter of 2014, due to timing of the filing of statutory statements.

During the third quarter of 2014, the company completed its annual goodwill impairment analysis. As a result of the company’s focus on transitioning to higher return permanent products, including universal life, indexed universal life and linked benefit products, which are expected to ramp up over time, and reducing its dependence on lower margin, capital intensive term life insurance products resulting in lower projected overall sales, the company recorded an after-tax goodwill impairment of $350 million in the life insurance business, and has a remaining goodwill balance of $145 million in that business.

Long Term Care Insurance

Long term care insurance net operating loss was $361 million, compared with net operating income of $6 million in the prior quarter and $41 million in the prior year. During the quarter, the company completed a comprehensive review of its long term care insurance claim reserves conducted over the past few months. The company made changes to its assumptions and methodologies primarily impacting claim terminations, most significantly in later duration claims, and benefit utilization reflecting that claimants are staying on claim longer and utilizing more of their available benefits in aggregate than had previously been assumed in the company’s reserve calculations. As a result of these changes, claim reserves were increased $531 million pre-tax or $345 million after-tax. Results in the quarter also include an unfavorable $35 million after-tax correction of a claim reserve calculation of benefit utilization for policies with a benefit inflation option.

In the fourth quarter of 2014 the company is conducting its annual review of active life margins and as part of this review it will review the associated assumptions and methodologies. Based on the work done in connection with the recently completed claim reserve review that resulted in changes to claim terminations and benefit utilization assumptions and associated methodologies, the company expects these changes will materially reduce its active life margins. However, the company is developing related management actions, that it expects will offset much, or possibly most, of the reduction on margins from the claim reserve review. Separately, the company tests its acquired LTC blocks for recoverability as part of its loss recognition testing margin review. Given the age of those blocks, the results of this review are less likely to benefit from management actions, and therefore are more likely to be negatively impacted by the updated claim reserve assumptions and methodologies. The company may also make changes to its other active life margin assumptions and methodologies, but currently cannot predict with more specificity the nature, extent or margin impact of any of the assumption and methodology changes it may make in completing its annual margin review, and whether or not the resulting impact will be material.

Results also included lower benefits from premium increases and reduced benefit options of $3 million versus the prior quarter and a favorable benefit of $21 million versus the prior year related to the premium increases approved and implemented to date.

Benefits and other changes in policy reserves increased $376 million after-tax versus the prior quarter and increased $425 million after-tax versus the prior year. Benefits and other changes in policy reserves decreased $9 million after-tax versus the prior quarter primarily from lower incurred losses resulting from higher closed pending claims and increased $54 million after-tax versus the prior year primarily from higher severity and frequency on new claims and higher paid benefits on existing claims, in each case when excluding the after-tax impacts of the increase to claim reserves from the completion of the review of long term care insurance claim reserves, the correction of a calculation of benefit utilization for policies with a benefit inflation option and the reduced benefits options from premium rate increases approved and implemented to date.

Individual LTC sales of $28 million were higher than the prior quarter and lower than the prior year. In July 2014, the company launched its Privileged Choice Flex 3.0 product in 42 states. Sales are expected to trend down in the near term due to the introduction of this higher priced product. The company is evaluating market trends and sales and investing in the development of products that will help expand the market and meet middle income consumer needs. In addition to product development, the company is investing in key distribution and marketing areas to grow profitable new sales over time and better serve the company’s distribution partners and their clients.

During the third quarter of 2014, the company completed its annual goodwill impairment analysis. As a result of a smaller overall market size, the company’s transition to new products, higher expected use of LTC reinsurance on new business as well as higher expected claim costs, the company recorded an after-tax goodwill impairment of $167 million in the long term care insurance business, and has a remaining goodwill balance of $154 million in that business.

Fixed Annuities

Fixed annuities net operating income was $26 million, compared with $24 million in the prior quarter and $16 million in the prior year. Results in the quarter include favorable investment income from bond calls and limited partnerships versus the prior year. Results also reflect spread income from a higher level of customer account values versus the prior year. Sales in the quarter totaled $371 million, down sequentially and versus the prior year given the lower interest rate environment.

U.S. Life Division Capital

The consolidated RBC ratio is estimated to be approximately 445 percent6, down from approximately 490 percent at the end of the second quarter of 2014, and the consolidated U.S. life insurance companies unassigned surplus is estimated to be $290 million6, down from approximately $560 million at the end of the second quarter of 2014. The review of LTC insurance claim reserves adversely impacted statutory capital in total by approximately $545 million after-tax, with approximately $260 million after-tax impacting the U.S. life insurance companies.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $85 million, compared with $136 million in the prior quarter and $87 million a year ago.

Global Mortgage Insurance Division
Net Operating Income (Loss) (Amounts in millions)	Q3 14	Q2 14		Q3 13
International Mortgage Insurance
Canada	$46	$47		$41
Australia	48 [5]	57	[5]	61
Other Countries	(7)	(7)		(12)

Total International Mortgage Insurance	87	97		90
U.S. Mortgage Insurance	(2)	39		(3)

Total Global Mortgage Insurance	$85	$136		$87

Sales (Amounts in billions)	Q3 14	Q2 14	Q3 13
International Mortgage Insurance
Flow
Canada	$6.8	$5.0	$6.0
Australia	8.1	7.9	8.0
Other Countries	0.4	0.5	0.5
Bulk
Canada	5.6	7.5	3.9
Australia	1.0	—	0.1
Other Countries	—	—	—
U.S. Mortgage Insurance
Primary Flow	7.5	6.1	6.4
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Key Points

•	Reported International Mortgage Insurance segment net operating income was $87 million, compared with $97 million in the prior quarter and $90 million a year ago. Results in the quarter reflected a $12 million decrease in net operating income versus the prior quarter and a $23 million decrease versus the prior year as a result of the minority IPO of 33.8 percent of the Australia MI business which was completed on May 21, 2014. Results were impacted by favorable taxes of $10 million versus the prior year. The loss ratio in both Canada and Australia was 21 percent for the quarter.

•	In Canada, flow new insurance written (NIW) was up 34 percent[7] sequentially and up 18 percent[7] year over year. In addition, in the current quarter, the company completed $5.6 billion of bulk transactions, consisting of low loan-to-value prime loans.

•	In Australia, flow NIW was up one percent[7] sequentially and flat[7] year over year. In addition, in the current quarter, the company completed a $1.0 billion bulk transaction, consisting of low loan-to-value prime loans.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

Canada Mortgage Insurance

Canada reported net operating income of $46 million versus $47 million in the prior quarter and $41 million in the prior year. The loss ratio in the quarter was 21 percent, up nine points from the prior quarter from higher new delinquencies, net of cures, and down one point from the prior year reflecting the strong credit quality of recent books and the overall stable economic environment. Results included more favorable taxes of $7 million versus the prior year and lower expenses versus the prior quarter and prior year. Flow NIW was up 34 percent7 sequentially primarily from a seasonally larger originations market and up 18 percent7 year over year from a larger originations market. In addition, the company completed several bulk transactions in the quarter of approximately $5.6 billion in total, consisting of low loan-to-value prime loans, reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a minimum capital test (MCT) ratio of 224 percent6, in excess of the targeted level.

Australia Mortgage Insurance

Australia reported net operating income of $48 million versus $57 million in the prior quarter and $61 million in the prior year. Results in the quarter reflected a $12 million decrease in net operating income versus the prior quarter and a $23 million decrease versus the prior year as a result of the minority IPO of 33.8 percent of the Australia MI business, which was completed on May 21, 2014. The loss ratio in the quarter was 21 percent, down two points sequentially from seasonally lower new delinquencies and strong cure rates as home prices increased during the quarter and down 10 points from the prior year primarily from lower paid claims and the overall stable economic environment. Flow NIW was up one percent7 sequentially and flat7 year over year. In addition, the company completed a bulk transaction in the quarter, consisting of approximately $1.0 billion low loan-to-value prime loans, reflecting its selective participation in this market. At quarter end, the Australia mortgage insurance business had a prescribed capital amount (PCA) ratio of 156 percent6, in excess of the targeted range.

[7]	Percent change excludes the impact of foreign exchange.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $7 million, compared to net operating losses of $7 million in the prior quarter and $12 million in the prior year.

U.S. Mortgage Insurance Segment

Key Points

•	U.S. MI net operating loss was $2 million, compared with net operating income of $39 million in the prior quarter and a net operating loss of $3 million in the prior year. Results in the current quarter included $34 million of after-tax accruals recorded principally in connection with the settlement agreement with Bank of America as well as discussions with another servicer in an effort to resolve pending disputes over loss mitigation activities. The loss ratio in the quarter was 97 percent. Results in the quarter also included $4 million of favorable tax benefits from a prior year true-up.

•	Flow NIW increased 23 percent from the prior quarter and increased 17 percent from the prior year to $7.5 billion.

•	The risk-to-capital ratio for Genworth Mortgage Insurance Corporation (GMICO) is estimated at 14.8:1[6] and the combined risk-to-capital ratio is estimated at 15.4:1[6] as of September 30, 2014.

Total flow delinquencies decreased three percent sequentially and 25 percent versus the prior year. New flow delinquencies increased approximately nine percent from the prior quarter from normal seasonal variation and decreased approximately 19 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $30,700, up slightly from the prior quarter.

Total losses were up $79 million versus the prior quarter reflecting pre-tax accruals of approximately $53 million principally in connection with the settlement agreement with Bank of America as well as discussions with another servicer in an effort to resolve pending disputes over loss mitigation activities. Subject to consent by the government sponsored enterprises (GSEs), the settlement agreement with Bank of America to resolve claims curtailment together with the rescission settlement agreement previously executed will resolve the pending arbitrations. Versus the prior quarter, losses were also impacted from seasonally higher new delinquency development and less favorable net cures and aging of existing delinquencies. The charges of $53 million pre-tax increased the loss ratio by 37 percentage points in the quarter. Loss mitigation savings were $67 million in the quarter.

Flow NIW of $7.5 billion increased 23 percent from the prior quarter and increased 17 percent versus the prior year primarily from a larger purchase origination market and market share gains. Overall private mortgage insurance market penetration was up approximately one point compared with the prior quarter and up approximately four points year over year as the originations market shifted from refinances to a purchase market. The company’s estimate of its market share at the end of the quarter is approximately 15 percent. Flow persistency was 80 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $0.3 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW, bringing the total current risk-in-force under the HARP program to $4.9 billion.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 15.4:16 at the end of the third quarter with the risk-to-capital ratio for GMICO estimated at 14.8:16.

On July 10, 2014, the Federal Housing Finance Agency (FHFA) released publicly a draft of the revised GSE private mortgage insurer eligibility requirements (PMIERs guidelines). The company currently intends that its U.S. mortgage insurance business will meet the additional capital requirements contained in the PMIERs guidelines by the anticipated effective date of June 30, 2015, primarily through reinsurance (or similar) transactions, together with cash available at the holding company. The company will seek to utilize the transition period provided for in the draft guidelines if it does not comply by the anticipated effective date (subject to GSE approval). The company and its U.S. MI business believe that they are well positioned to meet the draft version of the operational and financial requirements contained in the guidelines within the prescribed transition period and expect the business to maintain its strong presence in the private mortgage insurance market.

The company previously disclosed its preliminary estimates of the additional capital required to meet the PMIERs guidelines in their current form and operate its business as being between $450 million and $550 million as of June 30, 2015 and less than $175 million as of December 31, 2016. The company now estimates that the amount of additional capital required to meet these guidelines and operate its business will be between $500 million and $700 million as of June 30, 2015. The revised estimate is a result of, among other factors, changes in the company’s estimate of available assets and risk-based required assets amounts as calculated under the PMIERs guidelines due to, among other things, the accrual recorded in connection with the settlement agreement with Bank of America and discussions with another servicer in an effort to resolve pending disputes over loss mitigation activities and declines in the value of the shares of the company’s Canadian mortgage insurance subsidiary that are owned by the U.S. mortgage insurance business (primarily as a result of the impact of foreign exchange movements on the value of those shares), as well as changes in calculations and the company’s interpretation of the guidelines. The company’s estimate is based on the current draft guidelines as it understands them and is subject to change.

The company is no longer estimating, and withdraws its prior estimate of, the amount of additional capital needed as of December 31, 2016 (the end of the proposed transition period for compliance) in order to meet these guidelines and operate its business, both because the company intends to comply with the new PMIERs guidelines by June 30, 2015 and because of the increased uncertainties involved in providing an estimate for such an extended time period.

Corporate and Other Division

Corporate and Other Division net operating loss was $80 million, compared with $47 million in the prior quarter and $59 million in the prior year.

Corporate and Other Division
Net Operating Income (Loss) (Amounts in millions)	Q3 14	Q2 14	Q3 13
International Protection	$3	$2	$4
Runoff	5	15	25
Corporate and Other	(88)	(64)	(88)

Total Corporate and Other	$(80)	$(47)	$(59)

Account Value (Amounts in millions)	Q3 14	Q2 14	Q3 13
Variable Annuities	$7,566	$7,884	$7,966
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	526	667	1,036

International Protection Segment

International Protection reported net operating income of $3 million, compared with $2 million in the prior quarter and $4 million in the prior year. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 352 percent6, well in excess of regulatory requirements.

Runoff Segment

The Runoff segment’s net operating income was $5 million, compared with $15 million in the prior quarter and $25 million in the prior year. Results in the current quarter reflect lower equity market performance versus the prior quarter and prior year primarily impacting variable annuity products. Taxes were more favorable in the prior quarter and prior year. Results in the current quarter also include a favorable impact from refinement of deferred acquisition costs assumptions related to the company’s annual review of assumptions in variable annuity products.

Corporate and Other

Corporate and Other’s net operating loss was $88 million, compared with $64 million in the prior quarter and $88 million in the prior year. Results in the current quarter reflect unfavorable taxes versus the prior quarter.

Investment Portfolio Performance

Net investment income decreased to $805 million, compared to $813 million in the prior quarter primarily from an unfavorable prepayment speed adjustment on structured securities. The reported yield for the current quarter was approximately 4.57 percent. The core yield2 was up slightly compared to the prior quarter at approximately 4.46 percent.

Net investment losses, net of taxes and other adjustments, were $10 million in the quarter, compared to $13 million in the prior year. Total investment impairments, net of taxes, were $4 million in the current quarter and $3 million in the prior year.

Net unrealized investment gains were $2.1 billion, net of taxes and other items, as of September 30, 2014 compared with $1.1 billion as of September 30, 2013 and $2.1 billion as of June 30, 2014. The fixed maturity securities portfolio had gross unrealized investment gains of $5.0 billion compared with $3.7 billion as of September 30, 2013 and gross unrealized investment losses of $0.3 billion compared with $1.0 billion as of September 30, 2013.

Holding Company

Genworth’s holding company8 ended the quarter with approximately $1.1 billion9 of cash and liquid assets, down approximately $85 million compared to the prior quarter, from $63 million of debt interest payments and $22 million of net other expenses. The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million. The company ended the quarter with a buffer of approximately $720 million in excess of one and a half times annual debt service.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. Genworth has leadership positions in long term care insurance and mortgage insurance and competitive offerings in life insurance and fixed annuities that assist consumers in solving their insurance, retirement and home ownership needs.

[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]	Comprises cash and cash equivalents of $988 million and U.S. government bonds of $150 million.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other Division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the third quarter 2014 financial supplement are now posted on the company’s website. Additional information regarding business results and the long term care insurance claim reserve review will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on November 6, 2014. Investors are encouraged to review these materials.

Genworth will conduct a 90-minute conference call on November 6, 2014 at 8:00 a.m. (ET) to discuss third quarter 2014 results as well as its review of claim reserves for its long term care insurance business. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 5758633. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 20, 2014 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 5758633. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “operating earnings per share.” Operating earnings per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt and gains (losses) on insurance block transactions are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

In the third quarter of 2014, the company recorded goodwill impairments of $350 million, net of taxes, in the life insurance business and $167 million, net of taxes, in the long term care insurance business.

The following transactions were excluded from net operating income (loss) for the periods presented as they related to the loss on the early extinguishment of debt. In the second quarter of 2014, the company paid an early redemption payment of approximately $2 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth MI Canada Inc.’s notes that were scheduled to mature in 2015. In the third quarter of 2013, the company paid a make-whole expense of approximately $20 million, net of taxes, related to the early redemption of Genworth Holdings’ notes that were scheduled to mature in 2015.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended September 30, 2014 and 2013, as well as for the three months ended June 30, 2014.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for deferred acquisition costs and other intangible amortization and certain benefit reserves.

This press release also includes non-GAAP financial measures entitled “net income (loss) before net income attributable to noncontrolling interests in the Australia MI business” and “net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business.” The company defines net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business as net income (loss) or net operating income (loss), as applicable, adjusted for net income attributable to noncontrolling interests in the Australia MI business but before noncontrolling interests in the Canada MI business. These measures are presented as they are comparable to net income (loss) and net operating income (loss) for the third quarter of 2013 and the second quarter of 2014. However, net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business are not substitutes for net income (loss) and net operating income (loss) determined in accordance with GAAP. A reconciliation of net income (loss) before net income attributable to noncontrolling interests in the Australia MI business and net operating income (loss) before net operating income attributable to noncontrolling interests in the Australia MI business to net income (loss) and net operating income (loss) is included in a table at the end of this press release.

This press release includes a non-GAAP financial measure that excludes from benefits and other changes in policy reserves, net of taxes, for the long term care insurance business: the increase to claim reserves from the completion of a comprehensive review of the company’s long term care insurance claim reserves conducted over the past few months, the impacts of the correction of a calculation of benefit utilization for policies with a benefit inflation option and the impacts from premium increases approved and implemented to date, net of taxes. Management believes that analysis of benefits and other changes in policy reserves excluding those items enhances understanding of the underlying claims experience in the current period. However, benefits and other changes in policy reserves excluding those items are not substitutes for benefits and other changes in policy reserves, net of taxes, determined in accordance with GAAP. A reconciliation of benefits and other changes in policy reserves excluding those items to reported GAAP benefits and other changes in policy reserves, net of taxes, is included in a table at the end of this press release.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) net premiums written for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, new insurance written, and net premiums written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under the company’s master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. Loans subject to the company’s loss mitigation actions, the results of which have been included in the company’s reported estimated loss mitigation savings, are subject to re-default and may result in a potential claim in future periods, as well as potential future loss mitigation savings depending on the resolution of the re-defaulted loan. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades, being placed on negative outlook or being put on review for potential downgrade of the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the valuation of fixed maturity, equity and trading securities; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; the availability, affordability and adequacy of reinsurance to meet the company’s needs; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with its active life margin review in the fourth quarter of 2014); legal and regulatory constraints on dividend distributions by the company’s subsidiaries; competition, including from government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act; ineffective or inadequate risk management program; changes in accounting and reporting standards; goodwill impairments; impairments of or valuation allowances against the company’s deferred tax assets; significant deviations from the company’s assumptions in its insurance policies and annuity contracts; accelerated amortization of deferred acquisition costs and present value of future profits (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with its active life margin review in the fourth quarter of 2014); inability (including as a result of the company’s failure to obtain any necessary regulatory approvals) to increase premiums on in force and future long term care insurance products (including any current rate actions and any future rate actions, such as rate actions resulting from any changes the company may make to its assumptions, methodologies or otherwise in connection with its active life margin review in the fourth quarter of 2014) in a timely manner and sufficient amount; the company’s inability to reflect future premium increases and other management actions in its active life margin calculation (including in connection with its active life margin review in the fourth quarter of 2014); the company’s inability to successfully implement the management actions it has and is developing to offset adverse impacts resulting from its claim reserves review completed in the third quarter of 2014, its active life margin review being conducted in the fourth quarter of 2014 or otherwise; the failure of demand for life insurance, long term care insurance and fixed annuity products to increase; the capital needs in the U.S. life insurance and U.S. mortgage insurance businesses being higher than it anticipates and its inability to increase its capital on the anticipated timetable and terms or at all, and with the anticipated benefits; medical advances, such as genetic research and diagnostic imaging, and related legislation; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; political and economic instability or changes in government policies; fluctuations in foreign currency exchange rates and international securities markets; the significant portion of the company’s international mortgage insurance risk in force with high loan-to-value ratios; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the company’s U.S. mortgage insurance subsidiaries’ minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders and investors and changes to the role or structure of Fannie Mae and Freddie Mac; inability to meet the proposed private mortgage insurance eligibility requirements (PMIERs) guidelines on the contemplated timetable with the contemplated funding (including (a) if reinsurance or similar transactions are not available due to adverse market conditions, costs and other terms of such transactions, the GSE’s approach to and capital treatment for such transactions and the performance of the company’s U.S. mortgage insurance business, among other factors, and (b) the capital required to meet the PMIERs guidelines and operate the company’s business is higher than anticipated due to, among other things, (i) the PMIERs guidelines adopted differing materially from the current draft; (ii) the way the guidelines are applied and interpreted by the GSEs and the Federal Housing Finance Agency (FHFA); (iii) the future performance of the U.S. housing market; (iv) the company generating and having expected U.S. mortgage insurance business earnings, available assets and risk-based required assets (including as they relate to the value of the shares of the company’s Canadian mortgage insurance subsidiary that are owned by the U.S. mortgage insurance business as a result of share price and foreign exchange movements or otherwise), reducing risk in force and reducing delinquencies as anticipated, and writing anticipated amounts and types of new U.S. mortgage insurance business; and (v) the company’s projected overall financial performance, capital and liquidity levels being as anticipated); inability to realize the benefits of the company’s rescissions and curtailments as anticipated; the extent to which loan modifications and other similar programs may provide benefits to the company; deterioration in economic conditions or a decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; and potential liabilities in connection with the company’s U.S. contract underwriting services;

•	Other risks, including the risk that the anticipated benefits of the announced expense reduction are not realized and the company may lose key personnel related to actions like this as well as general uncertainty in the timing of the company’s turnaround; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685

amy.corbin@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2014	2013
Revenues:
Premiums	$1,395	$1,291
Net investment income	805	801
Net investment gains (losses)	(27)	(23)
Insurance and investment product fees and other	231	248

Total revenues	2,404	2,317

Benefits and expenses:
Benefits and other changes in policy reserves	1,986	1,169
Interest credited	185	184
Acquisition and operating expenses, net of deferrals	398	407
Amortization of deferred acquisition costs and intangibles	143	182
Goodwill impairment	550	—
Interest expense	114	124

Total benefits and expenses	3,376	2,066

Income (loss) from continuing operations before income taxes	(972)	251
Provision (benefit) for income taxes	(185)	105

Income (loss) from continuing operations	(787)	146
Income from discontinued operations, net of taxes	—	2

Net income (loss)	(787)	148
Less: net income attributable to noncontrolling interests	57	40

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(844)	$108

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(1.70)	$0.21

Diluted	$(1.70)	$0.21

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(1.70)	$0.22

Diluted	$(1.70)	$0.22

Weighted average shares outstanding:
Basic	496.6	494.0

Diluted[4]	496.6	499.3

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,		Three months ended June 30,
	2014	2013	2014
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$13	$54	$39
Long Term Care	(361)	41	6
Fixed Annuities	26	16	24

Total U.S. Life Insurance segment	(322)	111	69

Total U.S. Life Insurance Division	(322)	111	69

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada	46	41	47
Australia	48 [5]	61	57 [5]
Other Countries	(7)	(12)	(7)

Total International Mortgage Insurance segment	87	90	97
U.S. Mortgage Insurance segment	(2)	(3)	39

Total Global Mortgage Insurance Division	85	87	136

Corporate and Other Division
International Protection segment	3	4	2
Runoff segment	5	25	15
Corporate and Other	(88)	(88)	(64)

Total Corporate and Other Division	(80)	(59)	(47)

Net operating income (loss)	(317)	139	158
Adjustments to net operating income (loss):
Net investment gains (losses), net	(10)	(13)	20
Goodwill impairment, net	(517)	—	—
Gains (losses) on early extinguishment of debt, net	—	(20)	(2)
Income from discontinued operations, net of taxes	—	2	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	(844)	108	176
Add: net income attributable to noncontrolling interests	57	40	52

Net income (loss)	$(787)	$148	$228

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(1.70)	$0.22	$0.35

Diluted	$(1.70)	$0.22	$0.35

Net operating income (loss) per common share:
Basic	$(0.64)	$0.28	$0.32

Diluted	$(0.64)	$0.28	$0.31

Weighted average shares outstanding:
Basic	496.6	494.0	496.6

Diluted[4]	496.6	499.3	503.6

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2014	December 31, 2013
Assets
Cash, cash equivalents and invested assets	$77,309	$73,505
Deferred acquisition costs	5,085	5,278
Intangible assets	300	399
Goodwill	316	867
Reinsurance recoverable	17,374	17,219
Other assets	710	639
Separate account assets	9,420	10,138

Total assets	$110,514	$108,045

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$34,697	$33,705
Policyholder account balances	25,827	25,528
Liability for policy and contract claims	7,987	7,204
Unearned premiums	4,085	4,107
Deferred tax and other liabilities	4,480	4,302
Borrowings related to securitization entities	225	242
Non-recourse funding obligations	2,010	2,038
Long-term borrowings	4,662	5,161
Separate account liabilities	9,420	10,138

Total liabilities	93,393	92,425

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	11,991	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,047	914
Net unrealized gains (losses) on other-than-temporarily impaired securities	20	12

Net unrealized investment gains (losses)	2,067	926

Derivatives qualifying as hedges	1,753	1,319
Foreign currency translation and other adjustments	114	297

Total accumulated other comprehensive income (loss)	3,934	2,542
Retained earnings	1,939	2,423
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,165	14,393
Noncontrolling interests	1,956	1,227

Total stockholders’ equity	17,121	15,620

Total liabilities and stockholders’ equity	$110,514	$108,045

Reconciliation of Long Term Care Insurance Benefits And Other Changes In Policy Reserves

(Amounts in millions)

	Three months ended September 30,		Three months ended June 30,	Change from September 30, 2014 to September 30,	Change from September 30, 2014 to June 30,
	2014	2013	2014	2013	2014
Benefits and other changes in policy reserves	$1,313	$659	$735	$654	$578
Adjustments for:
Increase in claim reserves from review	(531)	—	—	(531)	(531)
Correction of a calculation of benefit utilization for policies with a benefit inflation option	(54)	—	—	(54)	(54)
Impact from the premium increases approved and implemented to date	36	23	44	13	(8)
Taxes	(267)	(239)	(273)	(28)	6

Benefits and other changes in policy reserves excluding the increase in claim reserves from review, the correction of a calculation of benefit utilization for policies with a benefit inflation option and the impact from the premium increases approved and implemented to date, net	$497	$443	$506	$54	$(9)

Impact of Foreign Exchange on Operating Results10

Three months ended September 30, 2014

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
Canada Mortgage Insurance (MI):
Flow new insurance written	13%	18%
Flow new insurance written (3Q14 vs. 2Q14)	36%	34%

Australia MI:
Flow new insurance written	1%	—%
Flow new insurance written (3Q14 vs. 2Q14)	3%	1%

[10]	All percentages are comparing the third quarter of 2014 to the third quarter of 2013 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Investment Gains (Losses)

(Amounts in millions)

	Three		Three
	months ended		months ended
	September 30,		June 30,
	2014	2013	2014
Net investment gains (losses), gross	$(27)	$(23)	$34
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	9	6	3
Net investment gains (losses) attributable to noncontrolling interests	3	(4)	(5)
Taxes	5	8	(12)

Net investment gains (losses), net of taxes and other adjustments	$(10)	$(13)	$20

Reconciliation of Net Income (Loss) Before Net Income Attributable To Noncontrolling

Interests In The Australia MI Business to Net Income (Loss) Available To Genworth’s Common

Stockholders and Net Operating Income (Loss) Before Net Operating Income Attributable

To Noncontrolling Interests In The Australia MI Business to Net Operating Income (Loss)

(Amounts in millions)

	Three		Three
	months ended		months ended
	September 30,		June 30,
	2014	2013	2014
Net income (loss) before net income attributable to noncontrolling interests	$(787)	$148	$228
Adjustments for:
Net income attributable to noncontrolling interests in the Australia MI business	23	N/A	11
Net income attributable to noncontrolling interests in the Canada MI business	34	40	41

Net income (loss) available to Genworth’s common stockholders	$(844)	$108	$176

Net operating income (loss) before net operating income attributable to noncontrolling interests	$(258)	$176	$208
Adjustments for:
Net operating income attributable to noncontrolling interests in the Australia MI business	23	N/A	11
Net operating income attributable to noncontrolling interests in the Canada MI business	36	37	39

Net operating income (loss)	$(317)	$139	$158

Reconciliation of Core Yield to Reported Yield

For the three
months ended
September 30,
(Assets - amounts in billions)	2014
Reported Total Invested Assets and Cash	$76.6
Subtract:
Securities lending	0.3
Unrealized gains (losses)	5.4
Derivative counterparty collateral	0.5

Adjusted end of period invested assets	$70.4

Average Invested Assets Used in Reported Yield Calculation	$70.5
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.2

Average Invested Assets Used in Core Yield Calculation	$70.3

(Income - amounts in millions)
Reported Net Investment Income	$805
Subtract:
Bond calls and commercial mortgage loan prepayments	17
Reinsurance[13]	19
Other non-core items[14]	(18)
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	3

Core Net Investment Income	$784

Reported Yield	4.57%

Core Yield	4.46%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[14]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.